EXHIBIT 3.8


                AGREEMENT AND PLAN OF MERGER
                             OF
                FLOURNOY DEVELOPMENT COMPANY
                   (a Georgia corporation)

                        WITH AND INTO

           MID-AMERICA APARTMENT COMMUNITIES, INC.
                  (a Tennessee corporation)


      AGREEMENT AND PLAN OF MERGER (the "Agreement and Plan of Merger"), dated as of November ___, 1997, by and between FLOURNOY DEVELOPMENT COMPANY, a corporation organized and existing under the laws of the State of Georgia ("FDC") and MID-AMERICA APARTMENT COMMUNITIES, INC., a corporation organized and existing under the laws of the State of Tennessee ("MAAC"), with reference to the following recitals:

                         WITNESSETH:

      WHEREAS, FDC is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. The entire authorized capital stock of FDC consists of Ten Million (10,000,000) shares of common stock, no par value per share (the "FDC Common Stock"), of which two million five hundred forty-nine thousand four hundred ninety-five (2,549,495) shares are issued and outstanding.

      WHEREAS, MAAC is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. The entire authorized capital stock of MAAC consists of fifty million (50,000,000) shares of common stock, par value $.01 per share (the "MAAC Common Stock"), and five million (5,000,000) shares of preferred stock, of which sixteen million eight hundred ninety-four thousand two hundred thirty-two (16,894,232) shares of MAAC Common Stock and three million nine hundred thirty-eight thousand eight hundred thirty (3,938,830) shares of preferred stock are issued and outstanding; and

     WHEREAS, the Board of Directors of each of FDC and MAAC and the shareholder(s) of FDC have adopted resolutions approving this Agreement and Plan of Merger in accordance with the Georgia Business Corporation Code (the "GBCC") and the Tennessee Business Corporation Act (the "TBCA").

     NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants herein contained and intending to be legally bound, agree as follows:

I. Parties to Merger. FDC and MAAC (such corporate parties to the merger being hereinafter sometimes collectively referred to as the "Constituent Corporations") shall effect a merger (the "Merger") in accordance with and subject to the terms and conditions of this Agreement and Plan of Merger.

II. Merger: Service of Process. At the Effective Time (as defined in Section 3 hereof), FDC shall be merged with and into MAAC, which latter corporation shall be, and is hereinafter sometimes referred to as, the "Surviving
Corporation".   The  Surviving  Corporation,   which   shall
continue to be governed by the laws of the State of Tennessee, hereby agrees that it may be served with process in the State of Georgia in any proceeding for enforcement of any obligation of FDC, as well as for enforcement of any obligation of the Surviving Corporation arising from the Merger, and the Surviving Corporation hereby irrevocably
appoints the Secretary of State of the State of Georgia   as
its agent to accept service of process in any such suit or other proceedings. A copy of such process shall be mailed by the Secretary of State of the State of Georgia to the Surviving Corporation at 6584 Poplar Avenue, Suite 340, Memphis, Tennessee 38138.

III.        Filing  and  Effective Time.   Articles  of
Merger to be filed with the Secretary of the State of Tennessee and a Certificate of Merger to be filed with the Secretary of State of the State of Georgia (the "Merger Articles") and such other documents and instruments as are required by, and complying in all respects with, the GBCC and the TBCA shall be delivered to the appropriate state officials for filing. The Merger shall become effective immediately upon filing of the Merger Articles (the "Effective Time").

IV. Charter. At the Effective Time, the Charter of MAAC shall be and thereafter remain the Charter of the Surviving Corporation, until amended in accordance with applicable law, and the Surviving Corporation shall continue to be a corporation organized and governed by the laws of the State of Tennessee.

V. Bylaws. At the Effective Time, the Bylaws of MAAC shall be and thereafter remain the Bylaws of the Surviving Corporation until altered, amended or repealed in the manner therein provided in accordance with the Charter and Bylaws of the Surviving Corporation and applicable law.

VI. Directors and Officers. At the Effective Time, the directors and the officers of MAAC shall be the directors and the officers of the Surviving Corporation; each such director and officer shall hold office until his resignation or removal, in accordance with the Charter and Bylaws of the Surviving Corporation and applicable law.

VII.             Effect of Merger.  At the Effective Time, the
Merger shall have the effect set forth in the GBCC and the TBCA.

VIII. Further Assurances. Each of the Constituent Corporations shall use their best efforts to take action and to do all things necessary in order to consummate and make effective the actions contemplated in this Agreement and Plan of Merger. If at any time the Surviving Corporation, or its successors or assigns, shall consider to be advised that any further assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of FDC acquired or to  be acquired by the Surviving Corporation as a result of, or in connection with, the merger, or (b) otherwise carry out the purposes of this Agreement and Plan of Merger, FDC and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the
Surviving  Corporation  and  otherwise  to  carry  out   the
purposes of this Agreement and Plan of Merger, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of FDC or otherwise to take any and all such action.

IX.             Capital Stock.  At the Effective Time:

(1)                       Each share of Common Stock of  FDC
               (other than any dissenting shares), without any action on the part of the holder thereof, shall be converted into the right to receive six hundred eight thousand eighty-nine millionths (.608089) shares of MAAC Common Stock (the "Conversion Ratio"). MAAC shall deliver the shares of MAAC Common Stock at, or as soon as practicable after, the Effective Time. Each dissenting share shall be converted into the right to receive payment from the Surviving Corporation with respect thereto in accordance with the provisions of the GBCC. The Conversion Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split, or other change in number of shares of FDC Common Stock or shares of MAAC Common Stock outstanding. For all purposes, each share of MAAC Common Stock is agreed to have a value of Twenty-Eight Dollars ($28.00) per share.

(2)                       On  and after the Effective  Date,
               the holders of FDC Common Stock shall cease to have any rights as shareholders of FDC except for the right to surrender their stock in exchange for payment of the merger consideration.
               (2) Each share of Common Stock of MAAC issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding.

X. No Fractional Shares. No fractional shares of MAAC Common Stock shall be issued pursuant to the Merger. In lieu of the issuance of any such fractional share of MAAC Common Stock, cash adjustments will be paid to holders in respect of any fractional share of MAAC Common Stock that would otherwise be issuable. The amount of such adjustment shall be the product of such fraction of a share of MAAC Common Stock multiplied by $28.00.

XI. Dissenting Shares. Notwithstanding anything herein to the contrary, shares of FDC Common Stock that are outstanding immediately prior to the Effective Date and that are held by shareholders, if any, who are entitled to assert a right to dissent from the merger and who demand and validly perfect their rights to receive the "fair value" of their shares with respect to the merger under the relevant provisions of the GBCC (the "Dissenting Shares") shall be entitled solely to the payment of the "fair value" of such shares in accordance with the provisions of the GBCC; except that (i) if such demand to receive "fair value" shall be withdrawn upon the consent of the Surviving Corporation,
(ii)  if  this  Agreement  and  Plan  of  Merger  shall   be
terminated, or the merger shall not be consummated, (iii) if no demand or petition for the determination of "fair value" by a court shall have been made or filed within the time provided in the provisions of the GBCC or (iv) if a court of competent jurisdiction shall determine that such holder of Dissenting Shares is not entitled to the relief provided by the provisions of the GBCC, then the right of such holder of Dissenting Shares to be paid the "fair value" of his shares of FDC Common Stock shall cease and, with respect to clauses
(i), (iii) and (iv) above, such Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Date, the right to receive the merger consideration with respect thereto, without any interest thereon, and with respect to clause
(ii) above, the status of such shareholder shall be restored retroactively without prejudice to any corporate proceeding which may have been taken during the interim.

XII. Amendment or Termination. Notwithstanding shareholder approval of this Agreement and Plan of Merger, this Agreement and Plan of Merger may be amended or terminated at any time on or before the Effective Date by agreement of the Boards of Directors of the Constituent Corporations, provided that no amendment may be made which decreases the Conversion Ratio.

XIII. Counterparts. This Agreement and Plan of Merger may be executed in counterparts each of which shall be deemed an original and all of which together shall be considered one and the same agreement. The parties agree
that   a   facsimile  may  be  executed  as   an   original.

     IN WITNESS WHEREOF, the parties hereto, pursuant to the approval and authority duly given by resolutions adopted by their respective Boards of Directors and the FDC shareholders, have duly executed this Agreement and Plan of Merger as of the day and year first written above.


                              FLOURNOY DEVELOPMENT COMPANY


                              By:
                              Title:





                              MID-AMERICA APARTMENT COMMUNITIES, INC.


                              By:
                              Title: